                                                                     EXHIBIT 2.4


                                [RAC Letterhead]



January 7, 2003



VIA FACSIMILE (814) 461-5401

Rent-Way, Inc.
Rent-Way of Michigan, Inc.
Rent-Way of TTIG, L.P.
Attn:  Chief Executive Officer
One Rent Way Place
Erie, Pennsylvania  16505

Dear Sir:

         Reference is made to that certain Asset Purchase Agreement, dated as of December 17, 2002 (the "ASSET PURCHASE AGREEMENT"), by and among Rent-A-Center East, Inc., a Delaware corporation (formerly known as Rent-A-Center, Inc.) ("ACQUIROR"), and Rent-Way, Inc. (the "COMPANY"), Rent-Way of Michigan, Inc. ("RENT-WAY MICHIGAN") and Rent-Way of TTIG, L.P. ("TTIG" and, together with Rent-Way Michigan, the "OPERATING SUBSIDIARIES"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

         Effective as of December 31, 2002, Acquiror consummated an internal reorganization of its corporate structure. By virtue of an inversion merger, Acquiror created a holding company structure pursuant to which a Delaware corporation became the sole stockholder of Acquiror and changed its name to "Rent-A-Center, Inc." ("HOLDING COMPANY"). The stockholders of Acquiror prior to the merger became stockholders of Holding Company immediately upon the merger. Acquiror changed its name to "Rent-A-Center East, Inc." and transferred substantially all of Acquiror's assets related to stores in Texas and its headquarters operations to Rent-A-Center Texas, L.P., a Texas limited partnership, the general partner of which is the Acquiror, and all of Acquiror's assets related to stores in the western portion of the United States to Rent-A-Center West, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror.

         Acquiror has not transferred the Asset Purchase Agreement and remains the primary obligor thereunder. This letter agreement memorializes the understanding of the parties to the Asset Purchase Agreement regarding the reorganization and hereby amends, modifies and supplements the Asset Purchase Agreement as follows:

         1. Acquiror Obligations. The parties acknowledge that, except as specifically provided for herein, the term "Acquiror" as used herein, in the Asset Purchase Agreement and in the documents referenced therein shall mean Rent-A-Center East, Inc., formerly known as Rent-A-Center, Inc.

                  2. Solvency and Reasonably Equivalent Value Opinions. With respect to Section 4.7 and Section 5.2(l) of the Asset Purchase Agreement related to the Solvency Opinion and Section 4.8 and Section 5.2(k) of the Asset Purchase Agreement related to the Reasonably Equivalent Value Opinion, the parties hereby agree that Holding Company may perform Acquiror's obligations thereunder. The parties acknowledge that in the event Holding Company obtains and delivers the Solvency Opinion and the Reasonably Equivalent Value Opinion, the covenants set forth in Section 4.7 and
                           Section 4.8 and the conditions to closing set forth in Section 5.2(k) and Section 5.2(l) shall be deemed to have been complied with, notwithstanding that such covenants and conditions to closing were complied with by Holding Company and not Acquiror.

                  3.       Entire Agreement. Notwithstanding the provisions of
                           Section 9.5 of the Asset Purchase Agreement and consistent with Section 7.4 of the Asset Purchase Agreement, this letter agreement, together with the Asset Purchase Agreement and all other documents and instruments referred to therein, including, but not limited to, the letter from Acquiror to the Company and the Operating Subsidiaries dated December 31, 2002, relating to the extension of the Due Diligence Period, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the transactions contemplated by the Asset Purchase Agreement.

                  4. No Further Amendments. Other than as specifically provided for herein, all other terms and conditions of the Asset Purchase Agreement shall remain in full force and effect in accordance with its terms.

                  5. Governing Law. The provisions of Section 9.9 of the Asset Purchase Agreement shall apply to this letter agreement.

                           [SIGNATURE PAGE TO FOLLOW]

                                   RENT-A-CENTER EAST, INC.,
                                   formerly known as Rent-A-Center, Inc.


                                    By: /s/ Mark E. Speese
                                        ----------------------------------------
                                        Name:  Mark E. Speese
                                               ---------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------

AGREED AND ACCEPTED:

RENT-WAY, INC.


By: /s/ William A. McDonnell
    --------------------------------------
    Name:  William A. McDonnell
           -------------------------------
    Title: Vice President
           -------------------------------


RENT-WAY OF MICHIGAN, INC.


By: /s/ William A. McDonnell
    --------------------------------------
    Name:  William A. McDonnell
           -------------------------------
    Title: Vice President
           -------------------------------


RENT-WAY OF TTIG, L.P.

By: Rent-Way Development, Inc.,
      its general partner


    By: /s/ William A. McDonnell
        ----------------------------------
        Name:  William A. McDonnell
               ---------------------------
        Title: Vice President
               ---------------------------



cc:   Hodgson Russ, LLP
      One M&T Plaza, Suite 2000
      Buffalo, New York  14203-2391
      Attention:  John J. Zak, Esq.
      Telecopy:  716-849-0349